Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

CubeSmart:

We consent to the incorporation by reference in the registration statements (No. 333-194661) on Form S-3 of CubeSmart and CubeSmart, L.P. and (Nos. 333-211787, 333-167623, 333-143126, 333-143125, 333-143124 and 333-119987) on Form S-8 of CubeSmart of our reports dated February 17, 2017, with respect to the consolidated balance sheets of CubeSmart and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the accompanying Form 10-K of CubeSmart and CubeSmart, L.P.  Our report dated February 17, 2017, contains an explanatory paragraph that states that the Company changed its method for reporting discontinued operations as of January 1, 2014.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 17, 2017